Exhibit 95

Mine Safety and Health Disclosure

Mine Safety and Health Administration Contractor Identification Number VBW

The operation of mines located in the U.S. is subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). Under the Mine Act, an independent contractor who provides onsite services to a mine is deemed to be an “operator” of the mine. United Pipeline Systems, Inc., a wholly-owned subsidiary of the Company, performs services or construction at mines in the U.S. from time to time. As such, we are providing this report pursuant to section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of SEC Regulation S-K.

For the quarter ended March 31, 2020, the Company did not perform services or construction at any mines in the U.S. and therefore was not an operator of a mine during the quarter.

Mine or Operating Name / MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending (#)	Legal Actions Initiated (#)	Legal Actions Resolved (#)
None	0	0	0	0	0	0	0	no	no	0	0	0